Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Email:audit@onestop-audit.com Website:www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 29, 2026 in the Registration Statement on Form F-3, under the Securities Act of 1933, with respect to the consolidated balance sheets of Webuy Global Limited and subsidiaries (collectively, the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows, for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”).

/s/ Onestop Assurance PAC

Onestop Assurance PAC
Singapore

May 18, 2026